Exhibit 99.8

AMERICREDIT ANNOUNCES AMENDMENT TO WAREHOUSE CREDIT FACILITIES

FORT WORTH, TEXAS March 9, 2009 – AMERICREDIT CORP. (NYSE: ACF) today announced the amendment and extension of its master warehouse credit facility. The amendment, which was approved by all ten active lenders in the facility, reduces the size of the facility to $1.11 billion from $2.25 billion, and extends the revolving period to March 2010 from October 2009. The Company also amended certain covenants under the facility, including:

•	Increasing the maximum rolling six-month annualized portfolio net loss ratio to 10.0% through October 2009, 12.0% through December 2009, 12.25% through March 2010 and 12.0% thereafter;

•	Removing the 364-day aging limitation on pledged receivables; and

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Lowering the minimum interest coverage requirement to 1.05X earnings before interest, taxes, depreciation and amortization, except for the September 2009, December 2009 and March 2010 quarters, which will be at 0.75X.

In conjunction with the amendment, the advance rate on the master warehouse facility will immediately decline from approximately 85% to approximately 80% and will gradually decrease to approximately 68% by February 2010. The fully drawn cost of funds will increase by approximately 700 basis points.

Additionally, AmeriCredit amended the covenant related to the rolling six-month annualized portfolio net loss ratio included in its $750 million medium term note facility, which enters an amortization period in October 2009, to levels consistent with changes in the master warehouse credit facility. Subsequent to these amendments, the Company is in compliance with all warehouse covenants.

About AmeriCredit

AmeriCredit Corp. is a leading independent automobile finance company that provides financing solutions indirectly through auto dealers across the United States. AmeriCredit has approximately one million customers and $13 billion in auto receivables. The Company was founded in 1992 and is headquartered in Fort Worth, Texas. For more information, visit www.americredit.com.

Contact:

Caitlin DeYoung

817-302-7394